Exhibit 99.03
Page 1
Southern Company
Significant Factors Impacting EPS

	Three Months Ended September			Year-To-Date September
	2022	2021	Change	2022	2021	Change
Earnings Per Share–
As Reported[1] (See Notes)	$1.36	$1.04	$0.32	$3.38	$2.46	$0.92

Significant Factors:
Traditional Electric Operating Companies			$0.34			$0.85
Southern Power			0.02			0.05
Southern Company Gas			0.03			0.12
Parent Company and Other			(0.04)			(0.07)
Increase in Shares			(0.03)			(0.03)
Total–As Reported			$0.32			$0.92

	Three Months Ended September			Year-To-Date September
Non-GAAP Financial Measures	2022	2021	Change	2022	2021	Change
Earnings Per Share–
Excluding Items (See Notes)	$1.31	$1.23	$0.08	$3.35	$3.05	$0.30

Total–As Reported			$0.32			$0.92
Less:
Estimated Loss on Plants Under Construction[2]			0.23			0.56
Acquisition and Disposition Impacts[3]			—			0.01
Wholesale Gas Services[4]			—			(0.02)
Asset Impairments[5]			0.01			0.07
Total–Excluding Items			$0.08			$0.30
- See Notes on the following page.

Exhibit 99.03

Southern Company
Significant Factors Impacting EPS

Notes
(1)Dilution is not material in any period presented. Diluted earnings per share was $1.35 and $3.36 for the three and nine months ended September 30, 2022 and was $1.03 and $2.44 for the three and nine months ended September 30, 2021, respectively.
(2)Earnings for the three and nine months ended September 30, 2022 include a net credit of $70 million pre tax ($52 million after tax) and $18 million pre tax ($13 million after tax), respectively, earnings for the three months ended September 30, 2021 include a charge of $264 million pre tax ($197 million after tax), and earnings for the nine months ended September 30, 2021 include charges totaling $772 million pre tax ($576 million after tax) for estimated probable losses on Georgia Power Company's construction of Plant Vogtle Units 3 and 4. Further charges and credits may occur; however, the amount and timing are uncertain. Earnings for the three and nine months ended September 30, 2022 and 2021 also include charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Mississippi Power Company expects to incur additional pre-tax period costs to complete dismantlement of the abandoned gasifier-related assets and site restoration activities, including related costs for compliance and safety, asset retirement obligation accretion, and property taxes, net of salvage, totaling $10 million to $20 million annually through 2025.
(3)Earnings for the three and nine months ended September 30, 2022 include a $14 million pre-tax ($11 million after-tax) gain as a result of the early termination of the transition services agreement related to the 2019 sale of Gulf Power. Earnings for the three and nine months ended September 30, 2021 include a preliminary $121 million pre-tax ($93 million after-tax) gain on the sale of Sequent, as well as $85 million in additional tax expense resulting from the sale. Further impacts may result from future acquisition and disposition activities; however, the amount and timing of any such impacts are uncertain.
(4)Earnings for the three and nine months ended September 30, 2021 include results of the Wholesale Gas Services business. Presenting earnings and earnings per share excluding Wholesale Gas Services provided an additional measure of operating performance that excluded the volatility resulting from mark-to-market and lower of weighted average cost or current market price accounting adjustments. Amounts subsequent to the July 1, 2021 sale of Sequent represent final income adjustments.
(5)Earnings for the three and nine months ended September 30, 2021 include pre-tax impairment charges of $2 million ($9 million after tax) and $84 million ($67 million after tax), respectively, related to Southern Company Gas' investment in the PennEast Pipeline project. Earnings for the nine months ended September 30, 2021 also include a pre-tax impairment charge of $7 million ($6 million after tax) related to a leveraged lease investment. Southern Company Gas expects to record a pre-tax impairment charge totaling approximately $125 million ($95 million after tax) in the fourth quarter 2022 related to the pending sale of two natural gas storage facilities. Additional impairment charges may occur in the future; however, the amount and timing of any such charges are uncertain.